Exhibit 99.2

NEUTRAL TANDEM INC.

INTRODUCTION TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL

INFORMATION

The following unaudited pro forma consolidated financial information of Neutral Tandem Inc. d/b/a Inteliquent (the “Company”) gives effect to the divestiture (“Transaction”) of its global data business, which occurred on April 30, 2013. The pro forma adjustments are based upon presently available information, estimates and assumptions described herein and in the notes to the unaudited pro forma condensed consolidated financial statements.

The historical financial information of the Company set forth below has been derived from the historical audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “Annual Report”). The unaudited pro forma consolidated statements of operations were prepared as if the Transaction occurred as of January 1, 2010. The unaudited pro forma consolidated balance sheet as of December 31, 2012 is prepared as if the Transaction occurred on that date. Pro forma income statements for the three most recently completed fiscal years are presented because the treatment of the global data business has not yet been reflected as discontinued operations in the Company’s historical information, except as noted above.

The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable as of the date of this filing. However, actual adjustments may differ materially from the information presented. The adjustments are directly attributable to the Transaction and are expected to have a continuing impact on the financial position and results of operations of the Company. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma consolidated financial information have been made.

The unaudited pro forma consolidated financial information, including notes thereto, should be read in conjunction with the historical financial statements of the Company included in its Annual Report. The unaudited pro forma consolidated financial statements presented do not purport to represent what the Company’s results of operations or financial position would actually have been had the transaction occurred on the dates presented, nor is it intended to be indicative of the Company’s future results of operations or financial position.

NEUTRAL TANDEM INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

December 31, 2012

(In thousands)

		Pro forma adjustments e)
	As reported	Less: Data business	Plus: Impact of transaction		Pro forma

ASSETS

Current assets:
Cash and cash equivalents	$31,479	$10,158	$60,250	a)	$81,571
Receivables, net	42,833	16,070	1,419	b)	28,182
Deferred income taxes-current	1,210	—	—		1,210
Other current assets	11,203	4,798	800	a)	7,205

Total current assets	86,725	31,026	62,469		118,168

Property and equipment—net	53,517	19,314	—		34,203
Restricted cash	962	—	—		962
Deferred income taxes-non-current	2,710	—	—		2,710
Other assets	1,686	788	1,200	a)	2,098

Total assets	$145,600	$51,128	$63,669		$158,141

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$12,385	$5,865	$753	b)	$7,273
Accrued liabilities:
Taxes payable	8,298	8,550	1,412	c) d)	1,160
Circuit cost	13,200	4,379	—		8,821
Rent	1,831	2	—		1,829
Payroll and related items	4,507	2,006	—		2,501
Other	4,833	4,368	(282	) b)	183

Total current liabilities	45,054	25,170	1,883		21,767

Other liabilities	1,453	4,956	3,503	b)	—

Total liabilities	46,507	30,126	5,386		21,767

Total shareholders’ equity	99,093	21,002	58,283	d)	136,374

Total liabilities and shareholders’ equity	$145,600	$51,128	$63,669		$158,141

NEUTRAL TANDEM INC.

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENT OF OPERATIONS

Twelve Months Ended December 31, 2012

(In thousands, except per share amounts)

	As reported	Pro forma adjustments e)	Pro forma

Revenue	$275,453	$69,182	$206,271

Network and facilities expense	126,590	38,028	88,562
Operations	48,446	12,683	35,763
Sales and marketing	16,097	11,161	4,936
General and administrative	27,293	6,407	20,886
Depreciation and amortization	29,749	10,118	19,631
Carrier settlement	9,000	—	9,000
Impairment of fixed assets	16,149	13,269	2,880
Impairment of goodwill and intangibles	75,340	75,340	—
Loss (gain) on disposal of fixed assets	732	902	(170)

Income (loss) from operations	(73,943)	(98,726)	24,783

Interest expense (income)	(10)	11	(21)
Other income	(121)	(121)	—
Foreign exchange loss	422	422	—

Income (loss) before income taxes	(74,234)	(99,038)	24,804

Provision for income taxes	3,915	(7,706)	11,621

Net income (loss)	$(78,149)	$(91,332)	$13,183

Net income (loss) per share:
Basic	$(2.54)		$0.41
Diluted	$(2.54)		$0.41

Weighted average number of shares outstanding:
Basic	30,798		31,918
Diluted	30,798		32,205

NEUTRAL TANDEM INC.

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENT OF OPERATIONS

Twelve Months Ended December 31, 2011

(In thousands, except per share amounts)

	As reported	Pro forma adjustments e)	Pro forma

Revenue	$268,284	$65,184	$203,100

Network and facilities expense	108,279	33,640	74,639
Operations	42,024	11,471	30,553
Sales and marketing	13,599	11,563	2,036
General and administrative	27,972	5,542	22,430
Depreciation and amortization	29,366	10,238	19,128
Loss on disposal of fixed assets	439	77	362

Income (loss) from operations	46,605	(7,347)	53,952

Interest income	(42)	(3)	(39)
Other expense	437	107	330
Foreign exchange loss	421	421	—

Income (loss) before income taxes	45,789	(7,872)	53,661

Provision for income taxes	18,732	(174)	18,906

Net income (loss)	$27,057	$(7,698)	$34,755

Net income per share:
Basic	$0.83		$1.06
Diluted	$0.82		$1.05

Weighted average number of shares outstanding:
Basic	32,780		32,780
Diluted	33,195		33,195

NEUTRAL TANDEM INC.

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENT OF OPERATIONS

Twelve Months Ended December 31, 2010

(In thousands, except per share amounts)

	As reported	Pro forma adjustments e)		Pro forma

Revenue	$199,826	$16,054		$183,772

Network and facilities expense	69,119	7,329		61,790
Operations	28,343	2,117		26,226
Sales and marketing	4,969	2,006		2,963
General and administrative	24,287	2,831	a)	21,456
Depreciation and amortization	19,062	2,447		16,615
Gain on disposal of fixed assets	(82)	—		(82)

Income (loss) from operations	54,128	(676)		54,804

Interest expense (income)	(198)	252		(450)
Other expense (income)	128	339		(211)
Foreign exchange gain	(888)	(888)		—

Income (loss) before income taxes	55,086	(379)		55,465

Provision for income taxes	22,478	395		22,083

Net income (loss)	$32,608	$(774)		$33,382

Net income per share:
Basic	$0.98			$1.01
Diluted	$0.97			$0.99

Weighted average number of shares outstanding:
Basic	33,157			33,157
Diluted	33,634			33,634

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

These unaudited pro forma condensed consolidated financial statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the pro forma results of operations and financial position.

In the preparation of the pro forma balance sheet as of December 31, 2012, the assumption was made that the assets were sold and liabilities were assumed by GTT pursuant to the sale agreement on December 31, 2012. The assumption made for purposes of the statements of operations was that the Transaction took place on January 1, 2010.

a)	Reflects estimated gross proceeds to be received at the closing of the sale of the global data business. The sale price was $54.5 million and consisted of $52.5 million in cash and $2.0 million in non-cash commercial services to be provided by the buyer to the Company. These services are reflected in the condensed consolidated balance sheet as current and non-current assets based on when the Company expects to realize them. Transaction-related expenses of an estimated $2.0 million – $2.5 million will be offset against the gross proceeds in calculating the accounting gain. Transaction-related expenses are reflected in the unaudited condensed consolidated pro forma balance sheet as a reduction to cash and shareholders’ equity and in the unaudited condensed consolidated pro forma statements of operations as a general and administrative expense. Pursuant to the sale agreement, the sale price is subject to a working capital adjustment. For purposes of these pro forma unaudited condensed consolidated financial statements, no working capital adjustments have been assumed. If the working capital balance, at the time of closing, exceeds the target amount of working capital as set forth in the sale agreement, then the purchase price will be adjusted upward in an amount equal to the excess. If the working capital balance, at the time of closing, is less than the target amount, then the purchase price will be adjusted downward in an amount equal to the deficiency.

b)	This adjustment records amounts due from the global data business that were previously eliminated during consolidation because the amounts were treated as intercompany transactions.

c)	The Company operated in multiple income tax jurisdictions both inside and outside of the United States. This adjustment eliminates the impact of foreign operations from the Company’s consolidated balance sheet.

d)	The excess of net proceeds over the net book value of assets being sold will be recorded as a gain on sale. In subsequent reporting periods, the global data business, including the gain on the sale of the assets, will be presented as discontinued operations for financial reporting purposes.

These pro forma disclosures do not take into account the allocation of the sales price nor the timing of earnings recognition. As a result of the sale of the global data business, the Company expects to recognize approximately $1.0 million of tax benefit due to the underlying tax basis of the assets being sold. This expected tax benefit is reflected as a decrease in taxes payable and increase in shareholders’ equity.

e)	Adjustments to remove the historical results of the global data business from continuing operations.